UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2018

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10614 Science Center Drive San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Amendment of a Material Definitive Agreement.

On August 6, 2018, we entered into an amendment to our loan and security agreement with Oxford Finance LLC, as the collateral agent and a lender (the “Lender”), pursuant to which the Lender has lent to us $20.0 million in a term loan (“Term Loan”).

Under the terms of the amendment, we are required to make payments of interest only through October 2018. Amortization payments will recommence in November 2018. We will be required to maintain cash in a collateral account controlled by the Lender of 110% of the principal balance of the Term Loan that would be outstanding on a “Cash Out Date”. The Cash Out Date is calculated monthly and is the date our then held cash reserves would first be completely exhausted assuming a continuing cash burn equal to or less than 120% of our projected cash burn (at any given time on or prior to September 30, 2018) or equal to or less than 115% of our projected cash burn (at any given time on or after October 1, 2018). If our actual cash burn is greater than 120% (on or prior to September 30, 2018) or 115% (on or after October 1, 2018) of our projected cash burn through the Cash Out Date, the Cash Out Date is calculated based on our past actual three-month trailing cash burn, and in each case accounting for making all of the interest and principal payments on the Term Loan during the period, starting from the date on which the Cash Out Date is being calculated through the Cash Out Date. In the event we reduce the principal outstanding on the Term Loan to $10.0 million or less on or before November 1, 2018, the cash covenant described above would no longer apply.

Pursuant to the amendment, we granted the Lender a security interest in our intellectual property as additional collateral for the repayment of the Term Loan.

The maturity date of the Term Loan remains unchanged and the Term Loan is required to be paid in full under the current terms on June 1, 2020.

The foregoing is only a summary of the material terms of the amendment to our loan and security agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018.

Item 2.02	Results of Operations and Financial Condition.

On August 9, 2018, we issued a press release announcing our financial results for the second quarter ended June 30, 2018. A copy of the press release is attached hereto as Exhibit 99.1. The information in this Item 2.02 and the attached Exhibit 99.1 are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 2.02 and the attached exhibit shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Regulus Therapeutics Inc. on August 9, 2018 relating to financial results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: August 9, 2018	By:	/s/ Joseph P. Hagan
Joseph P. Hagan
President and Chief Executive Officer